As filed with the U.S. Securities and Exchange Commission on December 9, 2024

Registration No. 333-282931

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3
TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PicoCELA Inc.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Japan	3640	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2-34-5 Ningyocho, SANOS Building, Nihonbashi

Chuo-ku, Tokyo 103-0013 Japan

+81 03-6661-2780

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Brian B. Margolis, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Michael Blankenship, Esq. Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002 713 651-2678

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

PicoCELA Inc. is filing this Amendment No. 3 (this “Amendment No. 3”) to the Registration Statement on Form F-1 (Registration No. 333-282931), originally filed on October 31, 2024 (the “Registration Statement”), as an exhibit-only filing, solely to replace the opinion of Todoroki Law Office regarding the validity of the common shares being registered attached as Exhibit 5.1 and the consent of Todoroki Law Office referenced as Exhibit 23.2 (included in Exhibit 5.1). Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibits being filed, and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors. Section 10 of the Civil Code, among other things, provides in effect that:

(1)	Any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	If a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)	If a director has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	If a director, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Pursuant to Article 427, paragraph 1 of the Companies Act and our articles of incorporation, we may enter into an agreement with each of our non-executive directors providing that such director’s liability for damages to us shall be limited to minimum liability amount stipulated in laws and regulations, provided that such director has acted in good faith and without gross negligence.

Further, pursuant to Article 426, paragraph 1 of the Companies Act and our articles of incorporation, we may, by resolution of the board of directors, release any of our directors from liability for damages to us, provided that such director has acted in good faith and without gross negligence to the extent permitted by applicable laws and regulations.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On January 13, 2023, we issued 6,667 Class C preferred shares to NISHIO for a consideration of JPY100,005 thousand (approximately $669 thousand). On July 5, 2024, the 6,667 Class C preferred shares were converted to 7,200 Common Shares, which were split to 432,000 Common Shares on October 6, 2024.

On March 17, 2023, we issued 6,666 Class C preferred shares to SHIMIZU CORPORATION for a consideration of JPY99,990 thousand (approximately $669 thousand). On July 5, 2024, the 6,666 Class C preferred shares were converted to 7,199 Common Shares, which were split to 431,940 Common Shares on October 6, 2024.

On March 31, 2023, we issued 7,000 Class C preferred shares to TAISEI CORPORATION for a consideration of JPY105,000 thousand (approximately $703 thousand), and 26,666 Class C Preferred Shares to EXEO for a consideration of JPY399,990 thousand (approximately $2,676 thousand). On July 5, 2024, the Class C preferred shares TAISEI CORPORATION and EXEO owned were converted to 7,559 and 28,797 Common Shares, which were split to 453,540 and 1,727,820 Common Shares on October 6, 2024, respectively.

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On September 25, 2023, we issued 3,333 Class C preferred shares to Hirofumi Watanabe for a consideration of JPY49,995 thousand (approximately $335 thousand). On July 5, 2024, the 3,333 Class C preferred shares were converted to 3,599 Common Shares, which were split to 215,940 Common Shares on October 6, 2024.

On September 29, 2023, we issued 6,666 Class C preferred shares to NISHIMATSU CONSTRUCTION CO., LTD. (TYO: 1820) for a consideration of JPY99,990 thousand (approximately $669 thousand). On July 5, 2024, the 6,666 Class C preferred shares were converted to 7,199 Common Shares, which were split to 431,940 Common Shares on October 6, 2024.

On April 25, 2024, we issued (i) 1,335 Class C preferred shares to K Sprinter Co. Ltd. for a consideration of JPY20,025 thousand (approximately $134 thousand); (ii) 3,350 Class C preferred shares to YAMATODA Co. Ltd. for a consideration of JPY50,250 thousand (approximately $336 thousand); (iii) 1,335 Class C preferred shares to STAYER Holdings Inc. for a consideration of JPY20,025 thousand (approximately $134 thousand); (iv) 2,000 Class C preferred shares to Yoshihiro Hongo for a consideration of JPY30,000 thousand (approximately $2,001 thousand); (v) 650 Class C preferred shares to Kenta Kimura for a consideration of JPY9,750 thousand (approximately $65 thousand); and (vi) 667 Class C preferred shares to Time Style Co. Ltd. for a consideration of JPY10,005 thousand (approximately $67 thousand). On July 5, 2024, the Class C preferred shares owned by K Sprinter Co. Ltd., YAMATODA Co. Ltd., STAYER Holdings Inc., Yoshihiro Hongo, Kenta Kimura and Time Style Co. Ltd. were converted to 1,335, 3,350, 1,335, 2,000, 650, and 667 Common Shares, which were split to 80,100, 201,000, 80,100, 120,000, 39,000, and 40,020 Common Shares on October 6, 2024, respectively.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

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ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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EXHIBIT INDEX

Description
1.1*	Form of Underwriting Agreement

3.1*	Articles of Incorporation of the Registrant (English translation)

4.1*	Form of American Depositary Receipt (included in Exhibit 4.2)

4.2*	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and the beneficial owners and holders of ADSs issued thereunder

5.1	Opinion of Todoroki Law Office regarding the validity of the Common Shares being registered

10.1*	Original Design & Manufacturing Services Agreement by and between Compex Systems Pte Ltd and the Registrant dated June 17, 2022

10.2*	English translation of the Basic Sales Agreement by and between Kaga (Taiwan) Electronics Co., Ltd. and the Registrant effective on October 1, 2018

10.3*	The Agreement by and between SolidRun Ltd. and the Registrant dated April 1, 2018

10.4*	English translation of the form of Framework Agreement by and between certain customers and the Registrant (applicable to SCSK Minori Solutions Corp., NISHIO HOLDINGS CO., LTD, KAGA FEI Korea Ltd., Nikken Lease Kogyo Ltd., and EXEO Group Inc.)

10.5*	English translation of Basic Transaction Agreement by and between Daifuku and the Registrant dated June 15, 2018

10.6*	Consulting and Services Agreement dated March 31, 2023, by and between the Registrant and Spirit Advisors LLC

10.7*	English translation of the License Agreement by and between Kyushu University and the Registrant dated April 1, 2014, the amendment dated February 28, 2022, and the latest memorandum of renewing the license until March 31, 2025

10.8*	English translation of the Lease Agreement by and between SANO CORPORATION and the Registrant dated June 17, 2024

10.9*	English translation of the Lease Agreement by and between SANO CORPORATION and the Registrant dated July 24, 2024

10.10*	English translation of the Lease Agreement by and between Handa Hiroyuki and the Registrant dated February 14, 2024

10.11*	English translation of the Lease Agreement by and between Fukuoka Research Park Corporation and the Registrant dated January 31, 2023

10.12*	Lease Agreement by and between NOBEL.PRO Limited liability company and the Registrant dated January 2, 2018

10.13*	English translation of the form of the Stock Option Agreement by and between the Registrant and the awarded officers, directors, and employees

10.14*	English translation of the Convertible Bond Agreement by and between the Registrant and MCC Venture Capital Limited Liability Company dated October 6, 2023 and the amendment dated August 30, 2024

10.15*	English translation of the Convertible Bond Agreement by and between the Registrant and You Planning Limited Liability Company dated October 6, 2023 and the amendment dated August 30, 2024

10.16*	ODM Service Agreement by and between Emplus Technologies, Inc. and the Registrant effective on June 20, 2023

23.1*	Consent of TAAD LLP

23.2	Consent of Todoroki Law Office (included in Exhibit 5.1)

24.1*	Powers of Attorney

99.1*	Charter of Corporate Ethics and Conduct of the Registrant

107*	Filing Fee Table

*	Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan, on December 9, 2024.

PicoCELA Inc.

By:	/s/ Hiroshi Furukawa
Hiroshi Furukawa
Chief Executive Officer
And Representative Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer
/s/ Hiroshi Furukawa	and Representative Director	December 9, 2024
Name: Hiroshi Furukawa	(Principal Executive Officer)

/s/ Hideaki Horikiri	Chief Financial Officer and Director
Name: Hideaki Horikiri	(Principal Accounting and Financial Officer)	December 9, 2024

/s/ Toshihito Kanai
Name: Toshihito Kanai	Chief Technology Officer and Director	December 9, 2024

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, New York on December 9, 2024.

Cogency Global Inc.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

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